As filed with the Securities and Exchange Commission on June 3, 2019.

Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Infrastructure and Energy Alternatives, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-4787177
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6325 Digital Way, Suite 460	46278
Indianapolis, Indiana	(Zip Code)
(Address of principal executive offices)

Infrastructure and Energy Alternatives, Inc. 2018 Equity Incentive Plan
(Full title of the plan)

Gil M. Melman
Vice President, General Counsel and Corporate Secretary
Infrastructure and Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278
(765) 828-2580
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
With a copy to:
Clint Smith
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170
(504) 582-8429

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share (“Common Stock”)	2,000,000 shares	$2.86	$5,720,000	$694

(1)
Represents the number of additional shares of Common Stock reserved for issuance under the Infrastructure and Energy Alternatives, Inc. 2018 Equity Incentive Plan (as amended and restated, the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers any additional shares of Common Stock that become issuable pursuant to the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of outstanding Common Stock.

(2)
Estimated in accordance with Rule 457(c) and (h)(1) solely for the purpose of calculating the registration fee on the basis of $2.86 per share, which represents the average of the high and low prices of the Common Stock reported on the NASDAQ Stock Market, LLC on May 30, 2019.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), to register 2,000,000 additional shares of Common Stock to be offered under the Infrastructure and Energy Alternatives, Inc. 2018 Equity Incentive Plan, as amended and restated, as approved by the Company’s shareholders on June 3, 2019.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
_______________________________________________________________
* The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

•
The Company’s Form 10-K for the fiscal year ended December 31, 2018 filed with the Commission on March 14, 2019, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2019 Annual Meeting of Stockholders, filed with the SEC on April 22, 2019;

•	The Company’s Form 10-Q for the quarterly period ended March 31, 2019 filed with the Commission on May 15, 2019;

•	The Company’s Current Reports on Form 8-K filed with the Commission on February 19, 2019, April 16, 2019 and May 22, 2019; and

•
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission by M III Acquisition Corp. (i.e., the Company under its prior name and legal form) on June 7, 2016, pursuant to Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information furnished pursuant to Item 2.02, Item 7.01 or Item 9.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we specifically incorporate the information by reference into a filing under the Securities Act or the Exchange Act), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.
Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
The rights provided in Section 145 of the DGCL are not exclusive, and a corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Our amended and restated certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification thereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized thereby.
Our bylaws provide for the indemnification of our directors, officers or other persons in accordance with our amended and restated certificate of incorporation.
We have obtained directors’ and officers’ insurance to cover our directors and officers for certain liabilities.
We have entered into indemnification agreements with each of our directors and our executive officers. The indemnification agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
     The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
4.1
Second Amended and Restated Certificate of Incorporation of Infrastructure and Energy Alternatives, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-3/A filed on June 7, 2018).

4.2	Amended and Restated Bylaws of Infrastructure and Energy Alternatives, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on March 29, 2018).
4.3
Certificate of Designations of Series B Preferred Stock of Infrastructure and Energy Alternatives, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 22, 2019).

4.4
Amended and Restated Certificate of Designations of Series A Preferred Stock of Infrastructure and Energy Alternatives, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on May 22, 2019).

4.5	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on March 29, 2018).
4.6	Specimen Preferred Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on March 29, 2018).
4.7	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on March 29, 2018).
4.8
Warrant Agreement, dated July 7, 2016, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 13, 2016).

4.9
Amended and Restated Warrant Agreement, dated as of March 26, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent. (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed on March 29, 2018).

4.10
Warrant Agreement, dated May 20, 2019, by and among Infrastructure and Energy Alternatives, Inc. and Ares Special Situations Fund IV, L.P. (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed on May 22, 2019).

4.11
Warrant Agreement, dated May 20, 2019, by and among Infrastructure and Energy Alternatives, Inc. and OT POF IEA Preferred B Aggregator, L.P. (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed on May 22, 2019).

5.1*	Opinion of Jones Walker LLP.
23.1*	Consent of Jones Walker LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP.
23.3*	Consent of Crowe LLP.
24.1*	Powers of Attorney
99.1
Infrastructure and Energy Alternatives, Inc. 2018 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.4 filed with the Company’s Current Report on Form 8-K filed on June 3, 2019).

* Filed herewith.

Item 9. Undertakings.
1.    The undersigned Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions set forth above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on June 3, 2019.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By:	/s/ John Paul Roehm

John Paul Roehm President and Chief Executive Officer